EXHIBIT 99.2

Hexcel Corporation and Subsidiaries
Net Sales by Segment and Market
For the Quarters Ended March 31, 2021 and 2020
and the Quarter and Year Ended December 31, 2020

	Unaudited
	Commercial	Space &
(In millions)	Aerospace	Defense	Industrial	Total

First Quarter 2021
Composite Materials	$112.5	$74.8	$49.9	$237.2
Engineered Products	35.1	36.9	1.1	73.1
Total	$147.6	$111.7	$51	$310.3
	48%	36%	16%	100%

Fourth Quarter 2020
Composite Materials	$93.8	$83.4	$48.3	$225.5
Engineered Products	32.9	36.3	1.1	70.3
Total	$126.7	$119.7	$49.4	$295.8
	44%	39%	17%	100%

First Quarter 2020
Composite Materials	$300.2	$73.2	$65.1	$438.5
Engineered Products	62.7	38.4	1.4	102.5
Total	$362.9	$111.6	$66.5	$541.0
	67%	21%	12%	100%

Year to date December 31, 2020
Composite Materials	$661.4	$297.9	$226.6	$1,185.9
Engineered Products	160.9	150.6	5.0	316.5
Total	$822.3	$448.5	$231.6	$1,502.4
	55%	30%	15%	100%